Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Volato Group, Inc. on Amendment No. 1 to Form S-1 (File No. 333-276479) of our report dated February 24, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the  financial statements of PROOF Acquisition Corp. I as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from March 16, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on December 5, 2023, and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
Hartford, CT
February 9, 2024